Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bio-Rad Laboratories, Inc.

We consent to the incorporation by reference in the registration statements on Form S‑3 (No. 333‑170981) and on Forms S‑8 (No. 333‑144962, 333‑133507, 333‑124187, 333‑53335, 333‑53337, and 333‑179876) of Bio‑Rad Laboratories, Inc. of our report dated March 17, 2014, with respect to the consolidated balance sheet of Bio‑Rad Laboratories, Inc and subsidiaries (the Company) as of December 31, 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2013, and financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10‑K of Bio‑Rad Laboratories, Inc.
Our report dated March 17, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, expresses our opinion that Bio‑Rad Laboratories, Inc. did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to the design of monitoring controls over operations at certain of the Company’s locations both within the United States and overseas and the completeness and timeliness of communication between locations, as well as the precision at which these controls are designed and documented, has been identified and included in management’s assessment.

                            /s/ KPMG LLP
San Francisco, California
March 17, 2014